EXHIBIT 99.1

HEMISPHERE MEDIA’S CINELATINO AND PASIONES NETWORKS NOW AVAILABLE ON MEGACABLE IN MEXICO

Miami, FL - February 3, 2017- Hemisphere Media Group, Inc. (NASDAQ: HMTV) ("Hemisphere" or the "Company"), the only publicly traded pure-play U.S. media company targeting the high growth Spanish-language television and cable networks business in the U.S. and Latin America, announced today that Cinelatino, and Pasiones have launched during the fourth quarter on Megacable’s systems in Mexico. Megacable is Mexico’s third largest pay television operator.  Cinelatino is represented by MVS Television in Mexico.

“We are pleased that both Cinelatino and Pasiones are now fully distributed across the Megacable subscriber base, giving us an even stronger presence in Mexico and significantly expanding our pay television penetration in this very attractive market,” said Alan Sokol, President and Chief Executive Officer of Hemisphere Media Group.  “We believe our content will be embraced by Megacable’s audience.  Our growth in Mexico complements the terrific organic subscriber increases we continue to experience across Latin America.”

About Hemisphere Media Group, Inc.

Hemisphere Media Group, Inc. (NASDAQ:HMTV) is the only publicly traded pure-play U.S. media company targeting the high growth Spanish-language television and cable networks business in the U.S. and Latin America. Headquartered in Miami, Florida, Hemisphere owns and operates five leading U.S. Hispanic cable networks, two Latin American cable networks, and the leading broadcast television network in Puerto Rico. Hemisphere's networks consist of:

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Cinelatino, the leading Spanish-language movie channel with over 17.5 million subscribers across the U.S., Latin America and Canada, including 4.6 million subscribers in the U.S. and 13.0 million subscribers in Latin America, featuring the largest selection of contemporary Spanish-language blockbusters and critically-acclaimed titles from Mexico, Latin America, Spain and the Caribbean.

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WAPA, Puerto Rico's leading broadcast television network with the highest primetime and full day ratings in Puerto Rico. Founded in 1954, WAPA produces more than 75 hours per week of top-rated news and entertainment programming.

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WAPA America, the leading cable network targeting Puerto Ricans and other Caribbean Hispanics living in the U.S., featuring the highly-rated news and entertainment programming produced by WAPA. WAPA America is distributed in the U.S. to 5.2 million subscribers.

—	Pasiones, dedicated to showcasing the most popular telenovelas and drama series, distributed in the U.S. and Latin America. Pasiones has 4.5 million subscribers in the U.S. and 11.1 million subscribers in Latin America.
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Centroamerica TV, the leading network targeting Central Americans living in the U.S., the third-largest U.S. Hispanic group, featuring the most popular news, entertainment and soccer programming from Central America. Centroamerica TV is distributed in the U.S. to 4.1 million subscribers.

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Television Dominicana, the leading network targeting Dominicans living in the U.S., featuring the most popular news, and entertainment programming from the Dominican Republic. Television Dominicana is distributed in the U.S. to 3.2 million subscribers.

About Megacable

Megacable Holdings, S.A.B. de C.V. is one of the largest cable telecommunications operators in Mexico. Based on the number of subscribers, they are the main supplier for high speed cable Internet and digital telephone services according to information provided by the Cable Telecommunications Industry National Organization (CANITEC).

The company has presence in 25 states and more than 300 cities including: Guadalajara, Puebla, Toluca, León, Veracruz, Hermosillo, Culiacán, Morelia, Querétaro and Torreón.  Megacable has more than 3.0 million cable TV subscribers, approximately 2.0 million broadband Internet and 930 thousand in phone services.

Contact:

Sloane & Company
Erica Bartsch, 212-446-1875
ebartsch@sloanepr.com